Exhibit 99.1
PRESS ANNOUNCEMENT

John Stewart	Claire Rowberry
Progress Software Corporation	Lewis PR
(781) 280-4101	(617) 226-8841
jstewart@progress.com	progress@lewispr.com
Progress Software CFO, Bud Robertson, Announces Plans To Retire
BEDFORD, Mass., April 12, 2010 — Progress Software Corporation (NASDAQ: PRGS), a leading independent enterprise software provider that enables companies to be operationally responsive, today announced that Norman R. “Bud” Robertson, the company’s senior vice president, finance and administration, and chief financial officer (CFO), intends to retire this year. Robertson joined Progress Software as its CFO in 1996. Robertson will continue in his current role until his replacement is in place and may continue to provide transition support thereafter.
Richard D. Reidy, president and chief executive officer, Progress Software said: “Bud’s contributions have been critical in helping us grow from a small company to a much larger, more disciplined, global company. We will manage this transition as a company on very solid footing, in large part, thanks to Bud’s talent and skill as CFO. We will continue to build on the momentum we’ve achieved during Bud’s tenure at Progress”.
Mr. Robertson reflected, “Though there never seems to be the perfect time to make these life choices, I feel that Progress is strong and well-positioned to move to its next milestone of growth. I feel fortunate to have been a part of this company’s impressive track record of success”.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that enables enterprises to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class infrastructure software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress can be reached at www.progress.com or +1-781-280-4000.
Safe Harbor Statement
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include statements regarding Progress Software’s business outlook and competitive position, involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders; the timely release and market acceptance of new products and/or enhancements to our existing products; the growth rates of certain market segments; the positioning of our products in those market segments; variations in the demand for professional services and technical support; pricing pressures and the competitive environment in the software industry; the continuing weakness in the U.S. and international economies, which could result in fewer sales of our products and may otherwise harm our business; business and consumer use of the Internet; the company’s ability to complete and integrate acquisitions; the company’s ability to realize the expected benefits and anticipated synergies from acquired businesses; the company’s ability to penetrate international markets and manage its international operations; the possibility that our efforts to contain our operating expenses may not have the effects we expect; and changes in exchange rates. The company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the company’s business, please refer to the company’s filings with the Securities and Exchange Commission.
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